EXHIBIT 99.2
TRADING DATA
The following table sets forth all transactions in the Common Stock of the Issuer effected in the last sixty days by the Sachem Head Funds. Except as otherwise noted below, all such transactions were purchases or sales of shares of Common Stock effected in the open market, and the table excludes commissions paid in per share prices.
Name	Trade Date	Buy/Sell	No. of Shares/ Quantity	Unit Cost/ Proceeds	Security	Expiration Date
Sachem Head LP	9/1/2020	Buy	6,600	29.06	OTC physically settled total return swap*	9/4/2023
Sachem Head LP	10/1/2020	Sell	23,100	27.93	OTC physically settled total return swap*	10/3/2023
Sachem Head Master LP	9/1/2020	Sell	6,600	29.06	OTC physically settled total return swap*	9/4/2023
Sachem Head Master LP	10/1/2020	Buy	23,100	27.93	OTC physically settled total return swap*	10/3/2023
SH Sagamore Master V Ltd.	9/29/2020	Buy	800,000	27.00	OTC physically settled total return swap	9/28/2023
SH Sagamore Master V Ltd.	9/30/2020	Buy	1,400,000	28.06	OTC physically settled total return swap	9/28/2023
SH Sagamore Master V Ltd.	10/1/2020	Buy	35,500	27.98	Common Stock	N/A
SH Sagamore Master V Ltd.	10/1/2020	Buy	800,000	27.57	OTC physically settled total return swap	10/3/2023
SH Sagamore Master V Ltd.	10/2/2020	Buy	600,000	27.80	OTC physically settled total return swap	10/4/2023
SH Sagamore Master V Ltd.	10/5/2020	Buy	600,000	28.15	OTC physically settled total return swap	10/6/2023
SH Sagamore Master V Ltd.	10/6/2020	Buy	600,000	28.49	OTC physically settled total return swap	10/9/2023

*Trade represents a rebalancing transaction.